News Release

EXHIBIT 99.1

FOR RELEASE:	INVESTOR CONTACT:
Date May 9, 2016	Gerry Gould, VP-Investor Relations
Time 5:00 pm Eastern	(781) 356-9402
gerry.gould@haemonetics.com

MEDIA CONTACT:
Sandra Jesse, Executive VP
(781) 356-9253
sandra.jesse@haemonetics.com

Haemonetics Provides Fiscal 2017 Guidance

Braintree, MA, May 9, 2016 – Haemonetics Corporation (NYSE:HAE) provided guidance for its fiscal year ending April 1, 2017.

The Company follows a fiscal year reporting convention, ending on the Saturday closest to March 31. Under this reporting convention, fiscal 2016 had 53 weeks and fiscal 2017 will have 52 weeks. The extra week in fiscal 2016 provided approximately 1.7% of revenue.

REVENUE

Overall fiscal 2017 revenue is expected to be in a range of $850-$875 million, 4-7% below prior year revenue on a reported basis and down 2-4% in constant currency.

The Company expects strong revenue growth in its identified growth franchises of Plasma and Hemostasis Management, declining revenue in Cell Processing and a double digit percentage revenue decline in its Donor business. Including the 1.7% headwind of one less week in fiscal 2017, franchise revenue guidance follows:

•	Plasma: 7-9% revenue growth as reported or 8-10% in constant currency.

•	Hemostasis Management: 17-20% revenue growth as reported or 20-23% in constant currency.

•
Cell Processing: approximately 10% revenue decline as reported or 6% in constant currency, with flat revenue in Cell Saver and growth in BloodTrack HaemoBank more than offset by a continuing decline in OrthoPAT.

•	Donor (whole blood, red cell and platelet): 19-23% revenue decline as reported or 16-20% decline in constant currency.

ADJUSTED EARNINGS

Adjusted gross margin and adjusted operating margin are expected to approximate 45% and 13% of revenue, respectively. Cost savings are expected to enable fiscal 2017 operating earnings to grow by 3-8% on a constant currency basis.

Income taxes are expected to approximate 25-26% of pre-tax adjusted income.

Adjusted earnings per share – excluding restructuring charges, restructuring-related expenses and deal amortization – are expected to be in a range of $1.40-$1.50 per share.

RESTRUCTURING CHARGE, RESTRUCTURING RELATED EXPENSES AND DEAL AMORTIZATION

The Company recently completed a strategic review of its business portfolio and formulated a plan to optimize growth and profitability. For fiscal 2017, that plan includes a repositioning of the Company’s organization and cost structure. Enactment of that plan will include, in fiscal 2017, pre-tax restructuring charges, primarily termination benefits, approximating $17 million; and restructuring-related expenses including exit costs of $9 million. Such anticipated charges and expenses, totaling $26 million pre-tax or $21 million net of tax benefit, were excluded from adjusted earnings estimates provided above.

Acquisition related amortization is expected to approximate $27 million pre-tax or $0.37 per share, and is excluded from adjusted operating income and adjusted earnings per share.

CASH FLOW

Fiscal 2017 free cash flow is expected to approximate $65-$70 million before funding the $21 million of after-tax restructuring charges and restructuring and restructuring related expenses.

ADDITIONAL INFORMATION AND WEBCAST

More information on fiscal 2017 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of the Company’s web site at www.haemonetics.com.

Haemonetics will host a webcast in connection with its annual investor day event on Tuesday, May 10, 2016 at 9:30am Eastern. Additional details underlying guidance assumptions will be discussed. Interested parties may participate at: http://edge.media-server.com/m/p/touv5xdq/lan/en.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood and plasma collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at www.haemonetics.com.

FORWARD LOOKING STATEMENTS

The Company provides forward-looking statements that could be influenced by risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, changes in executive management, possible changes in operations as a result of our ongoing strategic review, asset revaluations to reflect current business conditions, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission.
The foregoing list should not be construed as exhaustive.

Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.

4